EXHIBIT 99.2
SYMBOL TECHNOLOGIES ANNOUNCES CEO DEPARTURE
Symbol Board Member Sal Iannuzzi Appointed Interim President and CEO;
Board Retains Heidrick & Struggles To Assist With CEO Search
Company Also To Hold Teleconference 8:30 a.m. (ET) Today To Discuss Second-Quarter 2005
Financial Results, Dial (888-578-6632)
     HOLTSVILLE, N.Y., August 1, 2005 – Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced that Bill Nuti, president and chief executive officer (CEO), has resigned his management and director roles to become CEO of NCR Corporation (NYSE:NCR). Sal Iannuzzi, Symbol senior vice president, chief administrative and financial officer, and a member of Symbol’s Board since 2003, has been named interim president and CEO while a search for a replacement is conducted. Symbol has retained Heidrick & Struggles to assist the Board in a worldwide search.
     The Board has formed a subcommittee of three independent directors who will provide additional oversight and guidance to senior management until a new president and CEO is hired. The subcommittee will be chaired by the Board’s non-executive chairman, Robert J. Chrenc.
     “While we are disappointed in Bill’s decision to leave, the Board has great confidence in Symbol’s senior leadership team and its ability to execute the operating plans we have in place,” said Chrenc. “We thank Bill for his many contributions in successfully bringing Symbol through a very difficult period and wish him the best in his future endeavors. We are confident that we will soon identify a high-caliber executive to lead the Company to the next level.”
     “I have tremendous respect for Symbol and all of its associates, and I believe that the Company will continue to grow and prosper in the years ahead, as Symbol is well-positioned to lead in the enterprise mobility market,” said Nuti, who joined Symbol as president and chief operating officer in 2002 and was named CEO in December 2003.

     “Symbol has excellent technology and a talented and dedicated group of associates focused on delivering on our promise to customers, partners and shareholders,” Iannuzzi noted. “Moving forward, Symbol will continue to provide value-added solutions for our customers, and will ardently strive for improved returns for its shareholders.”
     Iannuzzi served as non-executive chairman of the Board from late 2003 until April 2005, when he joined Symbol as senior vice president, chief administrative and control officer. In July 2005, he assumed the position of senior vice president, chief administrative and financial officer. Previously, Iannuzzi was chief administrative officer of CIBC World Markets, Inc. from 2000 to 2004. From 1982 to 2000, he held several senior management positions at Bankers Trust Company/Deutsche Bank.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Symbol Technologies
     Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading retailers, transportation and logistics companies, manufacturers, warehouse and distribution centers, government agencies and healthcare. More information is available at www.symbol.com.
For media information:
Patricia Hall
Symbol Technologies, Inc.
631-738-5636
hallp@symbol.com
For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631-738-5050
lori.chaitman@symbol.com